First PacTrust Bancorp, Inc. Announces Partial Exercise of Underwriters’ Overallotment Option in Connection with Common Stock Offering

Company Release - 07/27/2011

CHULA VISTA, Calif.--(BUSINESS WIRE) -- First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that the underwriters of the Company’s recently completed public offering of voting common stock have partially exercised their 30-day overallotment option, resulting in the issuance of an additional 35,000 shares.  Together with the 1,583,641 shares the Company issued on June 28, 2011, the Company issued a total of 1,618,641 shares of voting common stock in the underwritten public offering, at a price to the public of $15.50 per share ($14.6475 per share, net of underwriting discounts and commissions), for gross proceeds of approximately $25.1 million.  Robert W. Baird & Co. Incorporated served as the sole book-running manager of the underwritten public offering, and D.A. Davidson & Co., FIG Partners, LLC and Wunderlich Securities, Inc. served as co-managers of that offering.

As a result of the underwriters’ exercise of the overallotment option, St. Cloud Capital Partners II, L.P. and TCW Shared Opportunities Fund V, L.P., each an existing shareholder of the Company (the “Existing Investors”), purchased from the Company an aggregate of 4,583 additional shares of voting common stock.  Together with the 207,360 shares issued to the Existing Investors on June 28, 2011, the Company issued a total of 211,943 shares of voting common stock to the Existing Investors in the separate registered offering made directly to them by the Company pursuant to their existing contractual rights, at a price of $14.6475 per share (the same price per share as offered to the public in the underwritten public offering, net of underwriting discounts and commissions), for gross proceeds of approximately $3.1 million.

The combined net proceeds of the offerings to the Company, after deducting underwriting discounts and commissions for the underwritten public offering and estimated expenses, are expected to be approximately $26.6 million.  The Company intends to use the net proceeds from the offerings for general corporate purposes, which may include, among other things, investments at the holding company level, capital infusions to support the growth of the Bank, acquisitions or other business combinations and other business opportunities.

The shares were issued pursuant to prospectus supplements to the prospectus filed with the Securities and Exchange Commission (the “SEC”) as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-170622).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Offers may be made only by means of a prospectus and a related prospectus supplement, copies of which for the underwritten public offering may be obtained from Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Galleria Level, Milwaukee, Wisconsin 53202-5391, or by calling 1-800-792-2413.

About the Company

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. The Bank currently operates through 11 banking offices serving primarily San Diego and Riverside Counties in California.  The Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected net proceeds of the offerings described herein and the Company’s intended use of those proceeds. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.

Source: First PacTrust Bancorp, Inc.

Contact:

First PacTrust Bancorp, Inc.

Gregory A. Mitchell, President and CEO

619-691-1519 x-4474